UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (date of earliest event reported) :  March 22, 2005

Commission File No. 1-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification Number)

2929 Allen Parkway

P.O. Box 2521

Houston, Texas 77252-2521

(Address of principal executive offices, including zip code)

(713) 759-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 22, 2005, TEPPCO Partners, L.P. (the “Registrant”) announced changes to the Board of Directors of Texas Eastern Products Pipeline Company, LLC, the general partner of the Registrant.   These changes follow the recent acquisition of the Registrant’s general partner by EPCO, Inc. from Duke Energy Field Services, LLC (“DEFS”).   Jim W. Mogg, Mark A. Borer, Michael J. Bradley, Milton Carroll, Derrill Cody, John P. DesBarres, William H. Easter III and Paul F. Ferguson, Jr., each of whom had been elected to the board of the general partner by DEFS, have resigned.

The newly elected directors are Ralph S. Cunningham, Lee W. Marshall, Sr., Murray H. Hutchison and Michael B. Bracy. Barry R. Pearl will continue to serve the Registrant’s general partner as chief executive officer, president and a director.  The newly elected board is comprised of a majority of outside directors who are independent under the criteria of the New York Stock Exchange and the U.S. Securities and Exchange Commission (“SEC”).

Dr. Cunningham has been named chairman of the board. He will also serve as a member and the chairman of the Governance Committee.  Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Dr. Cunningham serves as a director of TETRA Technologies, Inc. (a publicly traded energy services and chemicals company), EnCana Corporation (a Canadian publicly traded independent oil and natural gas company) and Agrium Inc. (a Canadian publicly traded agricultural chemicals company).  He was a director of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P. from 1998 until his resignation on March 22, 2005, and EPCO, Inc. from 1987 to 1997.

Mr. Marshall will serve as a member of the Audit and Conflicts Committee and a member of the Governance Committee. He has been the managing partner and principal owner of Bison Resources, LLC, a privately held oil and gas production company, since 1993.  Previously, he held senior management positions with Union Pacific Resources as senior vice president, Refining, Manufacturing and Marketing; with Wolverine Exploration Company as executive vice president and chief financial officer; and with Tenneco Oil Company as senior vice president, Marketing.  Previously, Mr. Marshall served as a director of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P. from 1998 until his resignation on March 22, 2005.

Mr. Hutchison will serve as a member of the Audit and Conflicts Committee.  Mr. Hutchison is a private investor managing his own portfolio. He also consults with corporate managements on strategic issues. Mr. Hutchison retired in 1997 as chairman and chief executive officer of the IT Group (International Technology Corporation) after serving in that position for over 27 years.  Mr. Hutchison serves as chairman of the board of Huntington Hotel Corporation and of Research Design, Inc., and as a director on the boards of Cadiz Inc., Jack in the Box Inc. and The Olson Company.  He is a member of the board of management of the University of California Berkeley Haas Graduate School of Business.

Mr. Bracy will serve as a member and chairman of the Audit and Conflicts Committee and as a member of the Governance Committee.  Mr. Bracy served as a director of the general partner of GulfTerra Energy Partners, L.P. from October 1998 until September 30, 2004, when it merged with Enterprise Products Partners L.P.  He was also an audit committee financial expert as determined under the SEC rules while serving on the board of GulfTerra’s general partner.  Mr. Bracy will also serve as an audit committee financial expert on the board of the Registrant’s general partner.  From 1993 to 1997, Mr. Bracy served as director, executive vice president and chief financial officer of NorAm Energy Corp.  For nine years prior, he served in various executive capacities with NorAm.  Mr. Bracy is a member of the board of directors of Itron, Inc.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)  Effective March 22, 2005, the Texas Eastern Products Pipeline Company, LLC’s (“TEPPCO GP”) General Partner LLC Agreement was amended to delete Section 9(g)(ii) in its entirety, which stated that any member of the Board of Directors who is not an employee or affiliate of TEPPCO GP shall retire at the first meeting of the

Board of Directors following attainment of the age of 70 years.  The agreement was amended to allow for the election of the new members of the Board of Directors, one of whom is over the age of 70.  As a result of the amendment, there is now no minimum retirement age for the members of TEPPCO GP’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By: Texas Eastern Products Pipeline Company, LLC
General Partner

/s/ CHARLES H. LEONARD
Charles H. Leonard
Senior Vice President and
Chief Financial Officer

Date: March 24, 2005